Exhibit 99.1

Ideal Power Reports Fourth Quarter and Full Year 2024 Financial Results

AUSTIN, TX – February 27, 2025 -- Ideal Power Inc. (Nasdaq: IPWR) (“Ideal Power,” the “Company,” “we,” “us” or “our”), developer and innovative provider of the highly efficient and broadly patented B-TRAN® bidirectional semiconductor power switch, reports results for its fourth quarter and full year ended December 31, 2024.

“We’re thrilled with our first design win representing significant validation of B-TRAN® as an enabling technology for SSCBs and a catalyst for our anticipated revenue ramp starting in the second half of 2025. Based on the customer’s projections, the opportunity from this customer’s first B-TRAN®-based product alone could translate to revenue of several hundred thousand dollars in its first year of sales, with the opportunity to exceed a million dollars in revenue in the second year of sales. After the successful roll-out of this first product, we expect this OEM to expand its offerings to include a suite of B-TRAN®-enabled SSCBs with a wide range of ratings presenting a substantial opportunity for revenue growth,” stated Dan Brdar, President and Chief Executive Officer of Ideal Power.

Brdar continued, “We are leveraging this design win for SSCBs to potentially secure additional design wins with other large SSCB customers in the coming months to drive long-term value creation for our shareholders. Solid-state switchgear, which includes SSCBs, is at least a $1.0 billion market opportunity for us and is expected to drive our sales ramp followed by a $1.4 billion opportunity in the energy and power market. In the fourth quarter, we secured a multi-unit order for our SymCool® IQ intelligent power module. This product targets the energy and power market, a market that includes renewable energy, energy storage and EV charging.”

Key Fourth Quarter and Recent Operational Highlights

Execution to our B-TRAN® commercial roadmap continues, including:

●

Secured first design win for solid-state circuit breakers (SSCB) with one of the largest circuit protection equipment manufacturers in Asia serving industrial and utility markets. The program is ahead of schedule with product design, prototype builds, testing, and delivery of the SSCBs targeted for completion in late March or early April to be followed by commercial sales later in the year.

●

Secured order for our SymCool® IQ intelligent power module from a customer that specializes in the development and manufacture of circuit protection and power conversion solutions. This customer is interested in SymCool® IQ modules for several end markets including renewable energy, energy storage, electric vehicle (EV) charging, and data centers.

●

Conducted a comprehensive program review in Detroit with Stellantis’ U.S. and European production and engineering teams along with other major suppliers contributing to Stellantis’ new EV platform. Based on the successful program review and positive feedback from Stellantis, we expect to not only continue advancing the drivetrain inverter program but also add a new high priority program for EV contactors.

●

Secured orders from a third Global Tier 1 automotive supplier for numerous discrete B-TRAN® devices, a SymCool® power module, a SSCB evaluation board and a driver. This customer is interested in using B-TRAN® for solid-state EV contactor applications.

●

Initiated third-party automotive qualification and reliability testing of B-TRAN® devices. This testing requires well over a thousand packaged B-TRAN® devices from multiple wafer runs. Test results continue to be positive with no die failures to date. Successful completion of B-TRAN® automotive qualification and reliability testing is expected later this year.

●

B-TRAN® Patent Estate: Currently at 94 issued B-TRAN® patents with 45 of those issued outside of the United States and 53 pending B-TRAN® patents. Current geographic coverage includes North America, China, Taiwan, Japan, South Korea, India, and Europe.

Fourth Quarter and Full Year 2024 Financial Results

●

Cash used in operating and investing activities in the fourth quarter of 2024 was $2.6 million compared to $2.1 million in the fourth quarter of 2023. Cash used in operating and investing activities in the full year 2024 was $9.2 million compared to $7.7 million in the full year 2023.

●	Cash and cash equivalents totaled $15.8 million at December 31, 2024.

●	No long-term debt was outstanding at December 31, 2024.

●	Commercial revenue was $5,408 in the fourth quarter of 2024 and $86,032 in the full year 2024.

●	Operating expenses in the fourth quarter of 2024 were $2.8 million compared to $2.5 million in the fourth quarter of 2023 driven primarily by higher research and development spending.

●	Operating expenses in the full year 2024 were $11.1 million compared to $10.4 million in the full year 2023 driven primarily by higher research and development and sales and marketing spending.

●

Net loss in the fourth quarter of 2024 was $2.6 million compared to $2.4 million in the fourth quarter of 2023. Net loss in the full year 2024 was $10.4 million compared to $10.0 million in the full year 2023.

2025 Milestones

For 2025, the Company has set the following milestones:

●	Secure next phase of development program with Stellantis

●	Complete deliverables in 1H 2025 related to first design win

●	Capture additional design wins / custom development agreements

●	Start initial sales ramp in second half of year

●	Increase current rating of products

●	Complete third-party automotive qualification testing

Conference Call and Webcast: Fourth Quarter and Full Year 2024

The Company will hold a conference call on Thursday, February 27, 2025 at 10:00 AM Eastern Time to discuss its results and host a question-and-answer session. Analysts and investors may pose questions for management during the live conference call.

Interested persons may access the live conference call by dialing 888-506-0062 (U.S./Canada callers) or 973-528-0011 (international callers), using passcode 894831. It is recommended that participants call or log in 10 minutes ahead of the scheduled start time to ensure proper connection. An operator will register your name and organization. An audio replay will be available one hour after the live call until Midnight on March 13, 2025 by dialing 877-481-4010 using passcode 51998.

The live webcast and interactive Q&A will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing.

Upcoming Investor Conferences

Emerging Growth Virtual Conference on March 27, 2025

Ideal Power plans to present at the Emerging Growth Virtual Conference on March 27 at 11:25 AM ET. The live, interactive webcast and slide presentation will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing.

Planet MicroCap Showcase in Las Vegas on April 23 and 24, 2025

Ideal Power plans to participate at the Planet MicroCap Showcase in Las Vegas, NV on April 23 and 24. Ideal Power’s presentation webcast is on April 23, and its one-on-one investor meetings are on April 24. The Planet MicroCap Showcase is in partnership with MicroCapClub.

Ideal Power’s presentation webcast at the Planet MicroCap Showcase in Las Vegas is April 23 at 10:30 AM PT. The live, interactive webcast and slide presentation will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing.

Planet MicroCap Showcase attendees in Las Vegas are encouraged to register and request HERE a one-on-one meeting with Ideal Power on April 24.

About Ideal Power Inc.

Ideal Power (NASDAQ: IPWR) is the developer and innovative provider of its broadly patented bidirectional semiconductor power switch, creating highly efficient and ecofriendly energy control solutions for electric vehicle, electric vehicle charging, renewable energy, energy storage, UPS/data center, solid-state circuit breaker and other industrial and military applications. The Company is focused on its patented Bidirectional, Bipolar Junction Transistor (B-TRAN®) semiconductor technology. B-TRAN® is a unique double-sided bidirectional AC switch that delivers substantial performance improvements over today’s conventional power semiconductors. Ideal Power’s B-TRAN® can reduce conduction and switching losses, complexity of thermal management and operating cost in AC power switching and control circuitry. For more information, visit the Company’s website at www.IdealPower.com, on LinkedIn, on Twitter, and on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Such forward-looking statements include, but are not limited to, statements regarding our first design win being a catalyst for our anticipated revenue ramp starting in the second half of 2025, the opportunity from this customer’s first B-TRAN®-based product potentially translating to revenue of several hundred thousand dollars in its first year of sales, with the opportunity to exceed a million dollars in revenue in the second year of sales, our expectation that Stellantis will proceed with a new high priority program for B-TRAN®-enabled EV contactors, the timing of successful completion of B-TRAN® automotive qualification and reliability testing and the Company’s 2025 milestones. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the success of our B-TRAN® technology, including whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, our inability to predict with precision or certainty the pace and timing of development and commercialization of our B-TRAN® technology, the rate and degree of market acceptance for our B-TRAN®, the impact of global health pandemics on our business, supply chain disruptions, and the expected performance of future products incorporating our B-TRAN®, and uncertainties set forth in our quarterly, annual and other reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements, except as required by applicable law.

Ideal Power Investor Relations Contact

Jeff Christensen
Darrow Associates Investor Relations
jchristensen@darrowir.com

703-297-6917

IDEAL POWER INC.

Balance Sheets

(unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$15,842,850	$8,474,835
Accounts receivable, net	692	70,000
Inventory	96,406	81,450
Prepayments and other current assets	356,658	482,890
Total current assets	16,296,606	9,109,175

Property and equipment, net	415,232	359,225
Intangible assets, net	2,611,998	2,580,066
Right of use asset	483,497	186,570
Other assets	19,351	13,034
Total assets	$19,826,684	$12,248,070

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$104,117	$405,098
Accrued expenses	374,012	455,112
Current portion of lease liability	82,681	70,683
Total current liabilities	560,810	930,893

Long-term lease liability	403,335	132,304
Other long-term liabilities	1,007,375	1,125,173
Total liabilities	1,971,520	2,188,370

Stockholders’ equity:
Common stock	8,337	5,998
Additional paid-in capital	125,327,300	107,116,362
Treasury stock	(13,210)	(13,210)
Accumulated deficit	(107,467,263)	(97,049,450)
Total stockholders’ equity	17,855,164	10,059,700
Total liabilities and stockholders’ equity	$19,826,684	$12,248,070

IDEAL POWER INC.

Statements of Operations

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Commercial revenue	$5,408	$61,483	$86,032	$161,483
Grant revenue	-	-	-	37,388
Total revenue	5,408	61,483	86,032	198,871

Cost of commercial revenue	5,926	46,425	93,409	123,225
Cost of grant revenue	-	-	-	37,388
Total cost of revenue	5,926	46,425	93,409	160,613

Gross profit	(518)	15,058	(7,377)	38,258

Operating expenses:
Research and development	1,593,515	1,405,957	6,207,218	5,743,211
General and administrative	913,495	850,432	3,608,536	3,533,383
Sales and marketing	251,052	243,563	1,248,044	1,113,752
Total operating expenses	2,758,062	2,499,952	11,063,798	10,390,346

Loss from operations	(2,758,580)	(2,484,894)	(11,071,175)	(10,352,088)

Interest income, net	162,806	79,146	653,362	398,068

Net loss	$(2,595,774)	$(2,405,748)	$(10,417,813)	$(9,954,020)

Net loss per share – basic and fully diluted	$(0.29)	$(0.39)	$(1.28)	$(1.61)

Weighted average number of shares outstanding – basic and fully diluted	9,043,901	6,206,469	8,165,485	6,190,746

IDEAL POWER INC.

Statements of Cash Flows

(unaudited)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net Loss	$(10,417,813)	(9,954,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	341,045	271,746
Amortization of right of use asset	75,476	62,150
Write-off of capitalized patents	62,073	-
Write-off of property and equipment	15,371	-
Gain on lease termination	(15,319)	-
Stock-based compensation	1,596,254	2,321,380
Decrease (increase) in operating assets:
Accounts receivable	69,308	(4,064)
Inventory	(14,956)	(81,450)
Prepaid expenses and other current assets	119,915	6,630
Increase (decrease) in operating liabilities:
Accounts payable	(300,981)	274,595
Accrued expenses and other liabilities	(198,898)	36,052
Lease liability	(74,055)	(64,597)
Net cash used in operating activities	(8,742,580)	(7,131,578)

Cash flows from investing activities:
Purchase of property and equipment	(197,266)	(240,825)
Acquisition of intangible assets	(309,162)	(282,121)
Net cash used in investing activities	(506,428)	(522,946)

Cash flows from financing activities:
Net proceeds from issuance of common stock and pre-funded warrants	15,724,818	-
Exercise of options and warrants	1,120,513	-
Payment of taxes related to restricted stock unit vesting	(228,308)	(216,264)
Net cash provided by (used in) financing activities	16,617,023	(216,264)

Net Increase (decrease) in cash and cash equivalents	7,368,015	(7,870,788)
Cash and cash equivalents at beginning of period	8,474,835	16,345,623
Cash and cash equivalents at end of the period	$15,842,850	$8,474,835